                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 811-05169

                        Freshstart Venture Capital Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         313 West 55rd Street, New York, New York 10019, (212) 328-2100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock par value $.01 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]                    Rule 12h-3(b)(1)(i)        [ ]
Rule 12g-4(a)(1)(ii)       [ ]                    Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)        [ ]                    Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)       [ ]                    Rule 12h-3(b)(2)(ii)       [ ]
                                                  Rule 15d-6                 [ ]

                  Approximate number of holders of record as of
                      the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, GlobeNet Communications Group Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 31, 2000

                                        By: /s/ Andrew Murstein
                                            ------------------------------
                                            Name:  Andrew Murstein
                                            Title: President


                                      -2-